Exhibit (p)(1)

Code of Ethics - Fund

First American Funds, Inc. Effective Date: 1/24/2020

Regulatory Highlights

This Fund Code of Ethics (the "Code") has been adopted by the First American Funds Board pursuant to Rule 17j-1 under the Company Act. It was decided that it is a prudent best practice for the Funds to establish a Code even though, as Money Market Funds, it is not required under Rule 17j-1. The Board may, by resolution, make this Code applicable to additional Funds formed in the future.

Rule 17j-1 covers personal investment activities of investment company personnel. In addition, it defines terms (17j-1(a)); addresses unlawful actions (17j-1(b)); requires the adoption of a code of ethics for every fund other than a money market fund (17j-1(c)); requires specific reporting by Access Persons who are not Disinterested Directors (17j-1(d)); requires pre-approval of investments in initial public offerings and in limited offerings (17j-1(e)); and includes certain recordkeeping requirements (17j-1(f)).

A Disinterested Director is not required to make initial or annual holdings reports or quarterly transaction reports solely by reason of being a fund director unless the director knew or, in the ordinary course of fulfilling his or her official duties as a fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Security, the fund purchased or sold the Security or the fund or its investment adviser considered purchasing or selling the Security.

Regulatory Requirements

Company Act: Rule 17j-1

Entities Affected

This policy applies only to the Disinterested Directors. (All Fund directors are currently Disinterested Directors.) The Funds senior financial officers (i.e., Fund president, Fund treasurer and Fund assistant treasurer) are not subject to this Code of Ethics – Fund Policy but are subject to the Code of Ethics – Advisor Policy.

Policy Specific Terms (Refer to glossary for standard terms used)

Access Persons	Access Persons has the same meaning as in Rule 17j-1(a)

Disinterested Directors	A director of the Funds who is not an Interested Person of the Funds within the meaning of Section 2(a)(19) of the Company Act

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Interested Person	Interested Person has the same meaning as defined in the Company Act Section 2(a)(19)

Security	A security as defined in section 2(a)(36) of the Company Act [15 U.S.C. 80a-2(a)(36)], except that it does not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and shares issued by open-end funds

Policy Objective Statement

It was decided that it is a prudent best practice for the Funds to establish a code of ethics even though, as Money Market Funds, it is not required under Rule 17j-1. The purpose of the Code is to establish policies consistent with Rule 17j-1 as they are relevant to Disinterested Directors including:

1.	Access Persons have the duty at all times to place the interests of the Funds and their shareholders ahead of their own personal interests in any decision relating to their personal investments.
2.	Access Persons’ personal securities transactions shall be conducted consistent with this Code and in such a manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility.
3.	Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

Prohibited Securities Transactions

1.	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

-	Employ any device, scheme or artifice to defraud the Fund;

-	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

-	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Fund; or

-	Engage in any manipulative practice with respect to any Fund.

2.	No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any beneficial ownership where such purchase or sale constitutes insider trading, or take any other action that constitutes or may result in insider trading.

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3.	No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale such Security is being purchased or sold by any Fund, or has been recommended to be purchased or sold by any Fund.

4.	Paragraphs 2 and 3 of this section shall not apply to the following:
a.	Transactions for any account over which the Access Person has no direct or indirect influence or control;

b.	Involuntary transactions by the Access Person or any Fund;

c.	Purchases under an automatic dividend reinvestment plan; or

d.	Purchases affected by the exercise of rights, issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

Required Notifications

Access Persons who become aware of any actual or suspected violation of the Code will promptly report such violation to the CCO.

Compliance Control Procedures

Preventive Control Procedures:

•	Changes to the Code will be reviewed and approved by the Board based, in part, on receipt of a certification required by Rule 17j-1(c)(1)(ii) received from the Advisor, at least annually. If the changes are material in nature, the Board will make its approval determination no later than 6 months after adoption of such change(s).

Detective Control Procedures:

•	Within 30 days of quarter end, Disinterested Directors shall only report to Compliance transactions in Securities if such Disinterested Director knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as director, should have known during the 15 day period immediately preceding or after the date of the transaction, that such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment adviser.

•	The Fund CCO or designees review quarterly reports received from Disinterested Directors to determine if violations have occurred.

Corrective Control Procedures:

•	Compliance shall report any material violation of the Code of which it becomes aware to the Board at or before the next regular meeting of the Board, together

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with Compliance’s recommendation for the action, if any, to be taken with respect to such violation.

•	The Funds’ Board may impose sanctions or penalties upon individuals for violations of the Code as it deems appropriate or necessary.

Policy Owner

CCO

Responsible Parties

Compliance

Related Policies

Code of Ethics - Advisor

Related Disclosures

None

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Glossary of Fund Standard Terms

Advisor or USBAM	U.S. Bancorp Asset Management, Inc.

Board	First American Funds, Inc. Board of Directors

CCO	Chief Compliance Officer of USBAM and First American Funds

Company Act	Investment Company Act of 1940, as amended

Compliance or

Compliance Department	USBAM Compliance

Contractors	Consultants and temporary or contract employees

CRIMS	Charles River Investment Management System

Employee(s)	An individual employed by USBAM or an individual employed by another U.S. Bancorp business line that directly services USBAM

Exchange Act	Securities Exchange Act of 1934, as amended

FINRA	Financial Industry Regulatory Authority

First American Funds, Fund(s) or	Each series of First American Funds, Inc. whether

Money Market Funds	now existing or organized in the future

ICCC	Internal Compliance Controls Committee

IPC	Investment Practices Committee

Legal or Legal Department	USBAM Legal

NAV	Net asset value

Quasar	Quasar Distributors, LLC – principal underwriter/distributor of First American Funds

SAI	Statement of Additional Information

SEC or Commission	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

USBGFS	U.S. Bancorp Global Fund Services, LLC

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